Exhibit 99.1

DERMA SCIENCES COMPLETES THE SALE OF ITS FIRST AID PRODUCTS DIVISION

PRINCETON, N.J. (September 1, 2016) – Derma Sciences, Inc. (Nasdaq: DSCI), a tissue regeneration company focused on advanced wound and burn care, announces the completion of the sale of its First Aid Division (FAD) to Dukal Corporation for $12.4 million, including inventory. The proposed sale was first announced on July 27, 2016.

Derma Sciences received approximately $9.7 million in cash at closing and holds a note payable of $2.7 million, with principal and interest being amortized over 36 months. Dukal has assumed third-party supply agreements, the lease obligation at Derma Sciences’ warehouse in Houston and related personnel expenses, effective as of today.

“With our FAD now in the capable hands of Dukal, Derma Sciences has added a significant amount of cash and a secured note receivable to an already strong balance sheet. In addition, we are able to increase our focus on our advanced wound care business,” said Stephen T. Wills, Executive Chairman and Interim Principal Executive Officer. “Recent positive developments including the acquisition of BioD, the launch of new MEDIHONEY® Hydrogel Sheet Dressings and the receipt of HCPCS codes from CMS, as well as the addition of our AMNIOEXCEL® Amniotic Allograft Membrane for reimbursement by MAC contractor National Government Services all support our forward momentum.”

Dukal is a privately-held supplier of a broad range of best-in-class disposable medical products and patient-care items for all medical markets, with headquarters in Ronkonkoma, N.Y.

About Derma Sciences, Inc.

Derma Sciences is a tissue regeneration company focused on patent-protected and proprietary advanced wound and burn care treatments. The Company’s lead products include TCC-EZ®, a gold-standard total contact casting system for diabetic foot ulcers, and its MEDIHONEY® product line, the leading brand of honey-based dressings for the management of wounds and burns. It is also engaged in the development and commercialization of novel proprietary regenerative products derived from placental/birth tissues for use in a broad range of clinical applications including the treatment of complex chronic wounds, acute wounds and localized areas of injury or inflammation, in addition to filling soft tissue defects or voids. These products are used in orthopedic, spinal and ocular surgical procedures, among others. The Company also offers a full product line of traditional dressings. For more information, please visit www.dermasciences.com.

Forward-Looking Statements

Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release or that are otherwise made by or on behalf of the Company. Factors that may affect the Company's results include, but are not limited to product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include but are not limited to, those discussed in the Company's filings with the U.S. Securities and Exchange Commission.

Contacts:

Derma Sciences, Inc.
Stephen T. Wills
Executive Chairman and Interim Principal Executive Officer
swills@dermasciences.com
(609) 514-4744

Investors
LHA
Kim Sutton Golodetz (kgolodetz@lhai.com)	Bruce Voss (bvoss@lhai.com)
(212) 838-3777	(310) 691-7100

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